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Evans Bancorp, Inc.  6460 Main Street, Williamsville, NY 14221

FOR IMMEDIATE RELEASE

                  Evans Bancorp Reports Net Income of $4.7 Million in First Quarter 2022

WILLIAMSVILLE, NY, April 27, 2022 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported results of operations for the first quarter ended March 31, 2022.

FIRST QUARTER 2022 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

"	Achieved first quarter net income of $4.7 million, or $0.86 per diluted share
"	Net interest income was $16.5 million and reflected significantly lower PPP fees as the program approaches its conclusion
"	Total loan balances increased 6%, excluding PPP loans
o	Commercial and industrial loans increased $19 million, ex PPP
o	Commercial real estate loans were up $19 million
o	Residential mortgages increased $42 million
"	Total deposits of $1.99 billion increased 6%
"	Expense management focus as total non-interest expenses increased less than one percent

Net income was $4.7 million, or $0.86 per diluted share, in the first quarter of 2022, compared with $5.9 million, or $1.06 per diluted share, in the fourth quarter of 2021 and $4.9 million, or $0.89 per diluted share, in last year’s first quarter.  The change from the sequential fourth quarter was largely due to lower net interest income impacted by reduced PPP fees earned during the first quarter of 2022.  In addition, the fourth quarter of 2021 included higher interest income recognized on non-accrual loan payoffs and higher amortization of fair value marks on loans acquired in a bank acquisition.  Return on average equity was 10.46% for the first quarter of 2022, compared with 12.98% in the fourth quarter of 2021 and 11.48% in the first quarter of 2021.

“The Company continues to perform toward its focused strategy of driving commercial loan growth, amplifying revenue streams such as residential mortgage and insurance while emphasizing talent, customer experience and operational efficiency to further scale the Company,” said David J. Nasca, President and CEO of Evans Bancorp, Inc.  “First quarter revenue performance was solid with loan growth of 6% and margins positioned to expand in a rising rate environment.  Our teams continue to attract new customers in our WNY markets and have had good success in gaining traction in our expanded Rochester footprint.  Our continued investment in our franchise to differentiate with talent and customer experience and control over non-interest expense levels demonstrates our commitment to enhancing returns over both the near term and into the future.”

Evans Bancorp Reports Net Income of $4.7 Million in First Quarter 2022

April 27, 2022

Net Interest Income
($ in thousands)

	1Q 2022	4Q 2021	1Q 2021

Interest income	$17,517	$20,732	$17,970
Interest expense	1,016	1,057	1,373
Net interest income	16,501	19,675	16,597
Provision for loan losses	221	393	313
Net interest income after provision	$16,280	$19,282	$16,284

Net interest income decreased $3.2 million, or 16%, from the sequential fourth quarter, but was relatively flat when compared with prior-year first quarter.    The decrease reflected lower PPP fees of $1.9 million, amortization of fair value marks on acquired loans of $0.8 million, and interest recognized on the payoff of non-accrual loans of $0.7 million.    The decrease in PPP fees reflects the deceleration in the rate of remaining loan forgiveness as the program approaches its conclusion.  PPP fees recognized in interest income were $0.5 million in the first quarter of 2022, $2.4 million in the fourth quarter of 2021 and $1.7 million in the first quarter of 2021.  Interest expense remained relatively flat from the prior quarter as the Company continued to effectively manage rates on deposits.

First quarter net interest margin of 3.18% decreased 56 basis points from the fourth quarter of 2021 and 25 basis points from the first quarter of 2021.  The sequential fourth quarter net interest margin was elevated as a result of higher PPP fee amortization, non-accrued interest recognized and acceleration of loan mark impacts.  The yield on loans decreased 79 basis points compared with the fourth quarter of 2021 but remained relatively flat compared with the first quarter of 2021.  The cost of interest-bearing liabilities decreased to 0.27% compared with 0.28% in the fourth quarter of 2021 and 0.39% in the first quarter of 2021.

The Company continues to evaluate the credit quality of its loan portfolio in response to the economic impact of the COVID-19 pandemic on clients.  During 2020, the Company identified a well-defined weakness in the hotel industry and classified $81 million of loans to clients within that industry as criticized.  Since that time, approximately a third of the portfolio was upgraded or paid off, leaving $55 million in criticized status at the end of the 2022 first quarter.  The improvement of the remaining criticized hotel credits is dependent on continued positive payment performance.

The $0.2 million provision for loan losses in the current quarter was due to loan growth, partially offset by a reduction in specific reserves.   Evans has deferred the adoption of the Current Expected Credit Loss Impairment Model (CECL) until January 2023, as permitted by its classification as a Smaller Reporting Company by the Securities and Exchange Commission.

Asset Quality
($ in thousands)

	1Q 2022	4Q 2021	1Q 2021

Total non-performing loans	$20,659	$18,415	$29,079
Total net loan charge-offs	41	6	27
Non-performing loans / Total loans	1.29%	1.17%	1.66%
Net loan charge-offs / Average loans	0.01%	-%	0.01%
Allowance for loan losses / Total loans	1.16%	1.17%	1.18%

Evans Bancorp Reports Net Income of $4.7 Million in First Quarter 2022

April 27, 2022

“We continued to deploy our excess liquidity into investments and to fund loan growth.  Our balance sheet is well-positioned for rising interest rates, and given recent and expected Fed actions we anticipate seeing a notable lift to net interest income as we progress through the year”  stated John Connerton, Chief Financial Officer of Evans Bank.  “Asset quality remains strong, despite a modest increase in non-performing loans, which reflected just one commercial real estate relationship that continues to accrue and is well collateralized.”

Non-Interest Income
($ in thousands)
	1Q 2022	4Q 2021	1Q 2021

Deposit service charges	$692	$688	$572
Insurance service and fee revenue	2,299	2,107	2,502
Bank-owned life insurance	154	360	163
Other income	1,286	1,551	1,329
Total non-interest income	$4,431	$4,706	$4,566

Deposit service charges were up 21% over last year’s first quarter, largely due to higher debit card usage.

Insurance service and fee revenue increased $0.2 million from the fourth quarter of 2021 due to higher profit sharing revenue.  The change from the first quarter of 2021 was primarily the result of the discontinued operations of our insurance claims services business and decreased profit sharing revenue.

The Company recognized a $0.2 million gain on a bank-owned life insurance claim in the fourth quarter of 2021.  There were no policy claims in the first quarter of 2022 or 2021.

The decrease in other income from the sequential quarter was largely due to the reversal of an earnout relating to a small 2020 insurance agency acquisition equating to a $0.3 million benefit recognized during the fourth quarter of 2021.

Non-Interest Expense
($ in thousands)
	1Q 2022	4Q 2021	1Q 2021

Salaries and employee benefits	$9,470	$10,273	$9,044
Occupancy	1,180	1,208	1,187
Advertising and public relations	179	325	263
Professional services	872	799	959
Technology and communications	1,174	1,353	1,264
Amortization of intangibles	100	132	135
FDIC insurance	270	269	300
Other expenses	1,215	1,926	1,213
Total non-interest expenses	$14,460	$16,285	$14,365

Total non-interest expense decreased $1.8 million, or 11%, from the fourth quarter of 2021, and was relatively flat from last year’s first quarter.

Salaries and employee benefits expense decreased $0.8 million or 8%, from the fourth quarter of 2021, largely due to an increase in incentive expense that was incurred during the fourth quarter as a result of the record performance achieved in 2021.  The increase in salaries and employee benefits from the prior year period was primarily due to increased deferment of PPP loan origination costs during the first quarter of 2021 and merit increases.

Evans Bancorp Reports Net Income of $4.7 Million in First Quarter 2022

April 27, 2022

Advertising expense decreased from the sequential quarter due to increased media campaigns during the fourth quarter of 2021.

Other expenses decreased $0.7 million from the prior period, which had included $0.4 million in philanthropic contributions, $0.1 million loss on disposal of assets and $0.1 million of impairment charges.

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 69.1% in the first quarter of 2022, 66.8% in the fourth quarter of 2021, and 67.9% in the first quarter of 2021.  The Company’s non-GAAP efficiency ratio, excluding amortization expense, gains and losses from investment securities, and merger-related expenses, was 68.6% compared with 66.2% in the fourth quarter of 2021 and 67.2% in last year’s first quarter.

Income tax expense was $1.5 million, for an effective tax rate of 24.0%, in the first quarter of 2022 compared with 23.4% in the fourth quarter of 2021 and 25.2% in last year’s first quarter.

Balance Sheet Highlights

Total assets were $2.24 billion as of March 31, 2022, an increase of 1% from $2.21 billion at
December 31, 2021, and 4% from $2.14 billion at March 31, 2021.  The growth from the prior year resulted from an increase in interest-bearing deposits at banks of $42 million and investment securities of $194 million, partially offset by a decrease in total loans of $143 million. Since last year’s first quarter, PPP loan balances, which are included in commercial and industrial loans decreased $227 million. Excluding the decrease of PPP loans, commercial and industrial loans increased $19 million from the first quarter of 2021.  PPP loans totaled $10 million at March 31, 2022, compared with $25 million at December 31, 2021 and $237 million at March 31, 2021.  Residential mortgages increased $42 million and commercial real estate loans were up $19 million since the first quarter of 2021.

Investment securities were $389 million at March 31, 2022, $80 million higher than the end of the fourth quarter of 2021, and $194 million higher than at the end of last year’s first quarter.  The increases reflect the use of excess cash balances.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.

Total deposits of $1.99 billion increased $50 million, or 3%, from December 31, 2021, and $115 million, or 6%, from the end of last year’s first quarter.  The change from prior quarter is primarily due to the seasonal increase in municipal deposits.  The change from the prior year primarily reflects increases in commercial savings of $54 million and municipal deposits of $40 million.

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 8.57% at March 31, 2022 and December 31, 2021 and 8.19% at March 31, 2021.  Book value per share was $30.65 at March 31, 2022 compared with $33.54 at December 31, 2021 and $30.76 at March 31, 2021.  Tangible book value per share was $28.08 at March 31, 2022 compared with $30.93 at December 31, 2021 and $28.03 at March 31, 2021.

On February 15, 2022, the Company declared a cash dividend of $0.62 per common share, which was paid on April 5, 2022.  The semi-annual dividend represented a $0.02, or 3% increase from the previous semi-annual dividend paid in October 2021.

Webcast and Conference Call

The Company will host a conference call and webcast on Wednesday, April 27, 2022 at 4:45 p.m. ET. Management will review the financial and operating results for the first quarter of 2022, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

Evans Bancorp Reports Net Income of $4.7 Million in First Quarter 2022

April 27, 2022

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Wednesday, May 4, 2022.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13728595, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.2 billion in assets and $2.0 billion in deposits at March 31, 2022.  Evans is a full-service community bank with 21 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Insurance Agency, a wholly owned subsidiary, provides life insurance, employee benefits, and property and casualty insurance through ten offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from COVID-19, competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@keiadvisors.com
Media Contact:
Kathleen Rizzo Young Public & Community Relations Manager 716-343-5562 krizzoyoung@evansbank.com

Evans Bancorp Reports Net Income of $4.7 Million in First Quarter 2022

April 27, 2022

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
ASSETS
Interest-bearing deposits at banks	$147,277	$234,929	$179,231	$126,810	$105,658
Investment Securities	388,953	309,124	258,221	234,350	195,012
Loans	1,604,079	1,571,905	1,614,162	1,697,321	1,747,229
Allowance for loan losses	(18,618)	(18,438)	(18,051)	(19,942)	(20,701)
Goodwill and intangible assets	14,229	14,329	14,546	14,682	14,817
All other assets	104,814	98,791	103,949	106,982	102,250
Total assets	$2,240,734	$2,210,640	$2,152,058	$2,160,203	$2,144,265

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	528,962	492,864	502,689	486,737	486,385
NOW deposits	257,475	259,908	253,124	261,173	238,769
Savings deposits	1,051,136	1,019,925	942,147	940,352	924,781
Time deposits	149,243	164,340	178,083	195,533	222,002
Total deposits	1,986,816	1,937,037	1,876,043	1,883,795	1,871,937
Borrowings	64,322	67,965	71,564	76,895	78,278
Other liabilities	20,393	21,746	25,617	23,824	27,076
Total stockholders' equity	169,203	183,892	178,834	175,689	166,974

SHARES AND CAPITAL RATIOS
Common shares outstanding	5,519,831	5,482,756	5,463,141	5,443,491	5,428,993
Book value per share	$30.65	$33.54	$32.73	$32.28	$30.76
Tangible book value per share	$28.08	$30.93	$30.07	$29.58	$28.03
Tier 1 leverage ratio	8.57%	8.57%	8.34%	8.23%	8.19%
Tier 1 risk-based capital ratio	12.55%	12.76%	12.34%	11.96%	11.90%
Total risk-based capital ratio	13.78%	14.02%	13.57%	13.21%	13.15%

ASSET QUALITY DATA
Total non-performing loans	$20,659	$18,415	$25,463	$24,317	$29,079
Total net loan charge-offs	41	6	431	-	27

Non-performing loans/Total loans	1.29%	1.17%	1.58%	1.43%	1.66%
Net loan charge-offs /Average loans	0.01%	-%	0.10%	-%	0.01%
Allowance for loans losses/Total loans	1.16%	1.17%	1.12%	1.17%	1.18%

Evans Bancorp Reports Net Income of $4.7 Million in First Quarter 2022

April 27, 2022

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2022	2021	2021	2021	2021
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$17,517	$20,732	$19,302	$19,576	$17,970
Interest expense	1,016	1,057	1,139	1,226	1,373
Net interest income	16,501	19,675	18,163	18,350	16,597
Provision (credit) for loan losses	221	393	(1,459)	(760)	313
Net interest income after provision (credit) for loan losses	16,280	19,282	19,622	19,110	16,284

Deposit service charges	692	688	664	607	572
Insurance service and fee revenue	2,299	2,107	3,191	2,657	2,502
Bank-owned life insurance	154	360	158	172	163
Loss on tax credit investment	-	(30)	-	-	-
Refundable NY state historic tax credit	-	21	-	-	-
Other income	1,286	1,560	1,144	982	1,329
Total non-interest income	4,431	4,706	5,157	4,418	4,566

Salaries and employee benefits	9,470	10,273	9,930	9,365	9,044
Occupancy	1,180	1,208	1,126	1,177	1,187
Advertising and public relations	179	325	434	405	263
Professional services	872	799	840	989	959
Technology and communications	1,174	1,353	1,327	1,432	1,264
Amortization of intangibles	100	132	135	135	135
FDIC insurance	270	269	285	279	300
Other expenses	1,215	1,926	1,316	1,394	1,213
Total non-interest expenses	14,460	16,285	15,393	15,176	14,365

Income before income taxes	6,251	7,703	9,386	8,352	6,485
Income tax provision	1,503	1,804	2,407	2,039	1,633
Net income	4,748	5,899	6,979	6,313	4,852

PER SHARE DATA
Net income per common share-diluted	$0.86	$1.06	$1.27	$1.15	$0.89
Cash dividends per common share	$0.62	$-	$0.60	$-	$0.60
Weighted average number of diluted shares	5,547,548	5,540,924	5,516,781	5,489,420	5,463,674

PERFORMANCE RATIOS
Return on average total assets	0.86%	1.07%	1.28%	1.17%	0.93%
Return on average stockholders' equity	10.46%	12.98%	15.58%	14.72%	11.48%
Return on average tangible common stockholders' equity*	11.35%	14.11%	16.96%	16.11%	12.59%
Efficiency ratio	69.08%	66.79%	66.01%	66.65%	67.88%
Efficiency ratio (Non-GAAP)**	68.60%	66.23%	65.43%	66.06%	67.24%

* The calculation of the average tangible common stockholders' equity ratio excludes goodwill and intangible assets from average stockholders equity.

** The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports Net Income of $4.7 Million in First Quarter 2022

April 27, 2022

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2022	2021	2021	2021	2021
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
AVERAGE BALANCES

Loans, net	$1,566,716	$1,573,608	$1,647,395	$1,718,507	$1,706,325
Investment securities	357,930	283,216	248,690	216,134	180,473
Interest-bearing deposits at banks	178,729	229,658	174,296	97,168	76,651
Total interest-earning assets	2,103,375	2,086,482	2,070,381	2,031,809	1,963,449
Non interest-earning assets	110,316	110,315	109,601	119,392	115,200
Total Assets	$2,213,691	$2,196,797	$2,179,982	$2,151,201	$2,078,649

NOW	252,965	254,059	262,105	246,565	230,627
Savings	1,024,447	983,403	949,956	928,375	866,991
Time deposits	156,534	170,318	186,126	210,287	246,120
Total interest-bearing deposits	1,433,946	1,407,780	1,398,187	1,385,227	1,343,738
Borrowings	65,154	69,847	74,326	77,050	78,284
Total interest-bearing liabilities	1,499,100	1,477,627	1,472,513	1,462,277	1,422,022

Demand deposits	512,118	515,204	503,006	493,734	464,579
Other non-interest bearing liabilities	20,897	22,223	25,250	23,682	23,031
Stockholders' equity	181,576	181,743	179,213	171,508	169,017

Total Liabilities and Equity	$2,213,691	$2,196,797	$2,179,982	$2,151,201	$2,078,649

Average tangible common stockholders' equity*	167,287	167,285	164,588	156,748	154,122

YIELD/RATE

Loans, net	4.07%	4.86%	4.36%	4.32%	4.06%
Investment securities	1.95%	1.91%	1.82%	1.94%	2.00%
Interest-bearing deposits at banks	0.16%	0.15%	0.14%	0.08%	0.08%
Total interest-earning assets	3.38%	3.94%	3.70%	3.86%	3.71%

NOW	0.09%	0.09%	0.10%	0.11%	0.13%
Savings	0.14%	0.14%	0.15%	0.17%	0.20%
Time deposits	0.44%	0.44%	0.49%	0.52%	0.64%
Total interest-bearing deposits	0.16%	0.17%	0.18%	0.21%	0.27%
Borrowings	2.79%	2.64%	2.62%	2.55%	2.52%
Total interest-bearing liabilities	0.27%	0.28%	0.31%	0.34%	0.39%

Interest rate spread	3.11%	3.66%	3.39%	3.52%	3.32%
Contribution of interest-free funds	0.07%	0.08%	0.09%	0.10%	0.11%
Net interest margin	3.18%	3.74%	3.48%	3.62%	3.43%
* Average tangible common stockholders' equity excludes goodwill and intangible assets from average stockholders equity.